                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM 8-K/A
                               (Amendment No. 1)

                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 3, 1999
                                                          ------------

                                 HOLOGIC, INC.
--------------------------------------------------------------------------------
            (Exact Name Of Registrant As Specified In Its Charter)

                                   DELAWARE
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

           0-18281                                         04-2902449
---------------------------------           ------------------------------------
    (Commission File Number)                (I.R.S. Employer Identification No.)


   35 Crosby Drive, Bedford, MA                             01730
---------------------------------           ------------------------------------
(Address of Principal Executive Offices)                 (Zip Code)

                                   (781) 999-7300
--------------------------------------------------------------------------------
             (Registrant's Telephone Number, Including Area Code)

                                   N/A
--------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

         The undersigned hereby amends its Current Report on Form 8-K filed on June 18, 1998 as follows:


Item 7.  Financial Statements and Exhibits

(a)      Financial Statements of Direct Radiography Corp.

         AUDITED BALANCE SHEETS AS OF DECEMBER 31, 1997 AND 1998 AND UNAUDITED BALANCE SHEET AS OF APRIL 2, 1999

         AUDITED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE PERIOD FROM MARCH 29, 1996 TO DECEMBER 31, 1996 AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND UNAUDITED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE QUARTERS ENDED APRIL 3, 1998 AND APRIL 2, 1999

         AUDITED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE PERIOD FROM MARCH 29, 1996 TO DECEMBER 31, 1996 AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND UNAUDITED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE QUARTER ENDED APRIL 2, 1999

         AUDITED STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM MARCH 29, 1996 TO DECEMBER 31, 1996 AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND UNAUDITED STATEMENTS OF CASH FLOWS FOR THE QUARTERS ENDED APRIL 3, 1998 AND APRIL 2, 1999


         NOTES TO FINANCIAL STATEMENTS

(b)      Pro Forma Financial Information

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 26, 1998

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED MARCH 27, 1999

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF MARCH 27, 1999

(c)      Exhibits.

         1. Securities Purchase Agreement dated April 28, 1999, as amended on June 3, 1999 by and between the Registrant, Sterling Diagnostic Imaging, Inc. and SDI Investments, L.L.C.*

         2. Contract of Sale dated April 28, 1999, as amended on June 3, 1999, by and between Glasgow Land Company, L.L.C. and the Registrant.*


* Previously filed by Hologic in its Current Report on Form 8-K dated June 18, 1999.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 HOLOGIC, INC.


Date: August 6, 1999             By:  /s/ Glenn P. Muir
                                    --------------------------------------------
                                          Glenn P. Muir, Chief Financial Officer

INDEPENDENT AUDITORS' REPORT

The Stockholders of
Direct Radiography Corp.:

We have audited the accompanying balance sheets of Direct Radiography Corp. (the "Company", formerly a subsidiary of Sterling Diagnostic Imaging, Inc., the "Parent") as of December 31, 1997 and 1998, and the related statements of operations and comprehensive loss, stockholders' equity (deficiency), and cash flows for the period from March 29, 1996 (date of acquisition) to December 31, 1996 and the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the period from March 29, 1996 (date of acquisition) to December 31, 1996 and the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements for the year ended December 31, 1998 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced significant losses from operations, has a significant stockholders' capital deficiency, and anticipates additional losses from operations in 1999. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note
1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the financial statements, the Company was acquired by Hologic, Inc. on June 3, 1999.

DELOITTE & TOUCHE LLP

Greenville, South Carolina
August  2, 1999

DIRECT RADIOGRAPHY CORP.


BALANCE SHEETS
DECEMBER 31, 1997 AND 1998 AND APRIL 2, 1999
(IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)
--------------------------------------------------------------------------------

ASSETS                                                                          1997             1998             1999
                                                                                                              (Unaudited)
CURRENT ASSETS:
  Cash                                                                        $     63         $     39         $      -
  Inventories                                                                      285            2,747            3,013
  Prepaid expenses and other current assets                                        110              335              827
                                                                              --------         --------         --------

           Total current assets                                                    458            3,121            3,840

PROPERTY AND EQUIPMENT, NET                                                      6,712            6,544            6,449

OTHER ASSETS                                                                         -            1,503            1,483
                                                                              --------         --------         --------

TOTAL ASSETS                                                                  $  7,170         $ 11,168         $ 11,772
                                                                              ========         ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIENCY)

CURRENT LIABILITIES:
  Accounts payable                                                            $  1,483         $    874         $    387
  Due to Parent                                                                  4,182           24,245           28,360
  Accrued expenses                                                                   -              316              355
                                                                              --------         --------         --------

           Total current liabilities                                             5,665           25,435           29,102
                                                                              --------         --------         --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY):
  Series A preferred stock, aggregate liquidation value $25,000,000 par value $.01 - 1,500,000 shares authorized, 1,000,000
    issued and outstanding                                                          10               10               10
  Common stock, par value $.01 - 2,000 shares authorized and
    1,000 shares issued and outstanding                                              -                -                -
  Additional paid-in capital                                                    24,991           24,991           24,991
  Accumulated deficit                                                          (23,496)         (39,268)         (42,331)
                                                                              --------         --------         --------

           Total stockholders' equity (deficiency)                               1,505          (14,267)         (17,330)
                                                                              --------         --------         --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIENCY)                                                                $  7,170         $ 11,168         $ 11,772
                                                                              ========         ========         ========

See notes to financial statements.

DIRECT RADIOGRAPHY CORP.



STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
PERIOD FROM MARCH 29, 1996 (DATE OF ACQUISITION) TO DECEMBER 31, 1996
AND YEARS ENDED DECEMBER 31, 1997 AND 1998 AND QUARTERS ENDED
APRIL 3, 1998 AND APRIL 2, 1999
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                     December 31,                   April 3,     April 2,
                                        -------------------------------------
                                           1996          1997        1998            1998         1999
                                                                                        (Unaudited)
NET SALES                                   $     -    $      -    $  1,001        $     -       $   764

COST OF GOODS SOLD                                -           -       5,747          1,696         1,792
                                            -------    --------    --------        -------       -------

GROSS LOSS                                        -           -      (4,746)        (1,696)       (1,028)
                                            -------    --------    --------        -------       -------

OPERATING EXPENSES -
   Selling and marketing                          -           -         641              -           383
   General and administrative                     -           -         844            259           236
   Research and development                   7,044      17,574       9,046          2,233         1,319
                                            -------    --------    --------        -------       -------

                                              7,044      17,574      10,531          2,492         1,938
                                            -------    --------    --------        -------       -------

OTHER (INCOME) EXPENSE:
   Interest income                             (565)       (557)          -             (5)            -
   Other expense                                  -           -         495              -            97
                                            -------    --------    --------        -------       -------

                                               (565)       (557)        495             (5)           97
                                            -------    --------    --------        -------       -------

NET LOSS AND
  COMPREHENSIVE LOSS                        $(6,479)   $(17,017)   $(15,772)       $(4,183)      $(3,063)
                                            =======    ========    ========        =======       =======

DIRECT RADIOGRAPHY CORP.


STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
PERIOD FROM MARCH 29, 1996 (DATE OF ACQUISITION) TO DECEMBER 31, 1996
AND YEARS ENDED DECEMBER 31, 1997 AND 1998 AND QUARTER ENDED
APRIL 2, 1999 (UNADITED)
(IN THOUSANDS)
_______________________________________________________________________________

                                                                                                                   Total
                                 Number of     Number of       Series A      Additional                       Stockholders'
                                  Common       Preferred       Preferred       Paid-in      Accumulated           Equity
                                   Shares       Shares           Stock         Capital         Deficit        (Deficiency)


  Issuance of common stock            1                -       $       -     $        1     $         -        $          1
  Issuance of preferred stock         -            1,000              10         24,990               -              25,000
  Net loss                            -                -               -              -          (6,479)             (6,479)
                                 ------            -----       ---------     ----------     -----------        ------------

BALANCE, DECEMBER 31, 1996            1            1,000              10         24,991          (6,479)             18,522
  Net loss                            -                -               -              -         (17,017)            (17,017)
                                 ------            -----       ---------     ----------     -----------        ------------

BALANCE, DECEMBER 31, 1997            1            1,000              10         24,991         (23,496)              1,505
  Net loss                            -                -               -              -         (15,772)            (15,772)
                                 ------            -----       ---------     ----------     -----------        -------------

BALANCE, DECEMBER 31,  1998           1            1,000              10         24,991         (39,268)            (14,267)
  Net loss                            -                -               -              -          (3,063)             (3,063)
                                 ------            -----       ---------     ----------     -----------        -------------

BALANCE, APRIL 2, 1999                1            1,000       $      10     $   24,991     $   (42,331)       $    (17,330)
                                 ------            =====       =========     ==========     ===========        =============

See notes to financial statements.

DIRECT RADIOGRAPHY CORP.


STATEMENTS OF CASH FLOWS
PERIOD FROM MARCH 29, 1996 (DATE OF ACQUISITION) TO DECEMBER 31, 1996
AND YEARS ENDED DECEMBER 31, 1997 AND 1998 AND QUARTERS ENDED
APRIL 3, 1999 AND APRIL 2, 1998
(IN THOUSANDS)
______________________________________________________________________________

                                                               December 31,
                                                     --------------------------------     April 3,   April 2,
                                                      1996          1997        1998        1998       1999
                                                                                               (Unaudited)
OPERATING ACTIVITIES:
    Net loss                                      $ (6,479)   $(17,017)   $(15,772)       $(4,183)   $(3,063)
    Adjustments to reconcile net loss to
    cash flows from operating activities:
Loss on sale of property and equipment                   -           -           -              -         97
    Depreciation and amortization                      158         886       1,311            336        349
    Changes in assets and liabilities, net
      of effects of acquisition:
      Increase in inventories                            -        (285)     (2,462)          (611)      (266)
      (Increase) decrease in prepaid expenses
        and other assets                              (115)          5      (1,728)          (220)      (472)
      Increase (decrease) in accounts
        payable and accrued expenses                 4,227      (2,744)       (293)           408       (448)
                                                  --------    --------    --------        -------    -------
           Net cash used in operating
             activities                             (2,209)    (19,155)    (18,944)        (4,270)    (3,803)
                                                  --------    --------    --------        -------    -------

INVESTING ACTIVITIES:
  Capital expenditures                              (2,408)     (5,348)     (1,143)          (515)      (381)
  Proceeds from sale of property and equipment                                                              30
  (Increase) decrease in restricted cash           (16,157)     16,157           -              -          -
                                                  --------    --------    --------        -------    -------
           Net cash (used in) provided by
             investing activities                  (18,565)     10,809      (1,143)          (515)      (351)
                                                  --------    --------    --------        -------    -------

FINANCING ACTIVITIES:
  Issuance of preferred stock                       25,000           -           -              -          -
  Issuance of common stock                               1           -           -              -          -
  Increase in amounts due to Parent                      -       4,182      20,063          4,722      4,115
                                                  --------    --------    --------        -------    -------
           Net cash provided by financing
             activities                             25,001       4,182      20,063          4,722      4,115
                                                  --------    --------    --------        -------    -------

INCREASE (DECREASE) IN CASH                          4,227      (4,164)        (24)           (63)       (39)

CASH:
  Beginning of period                                    -       4,227          63             63         39
                                                  --------    --------    --------        -------    -------

  End of period                                   $  4,227    $     63    $     39        $     -    $     -
                                                  ========    ========    ========        =======    =======

DIRECT RADIOGRAPHY CORP.


NOTES TO FINANCIAL STATEMENTS
PERIOD FROM MARCH 29, 1996 (DATE OF ACQUISITION) TO DECEMBER 31, 1996
AND YEARS ENDED DECEMBER 31, 1997 AND 1998 AND QUARTERS ENDED
APRIL 2, 1998 AND 1999 (UNAUDITED)
--------------------------------------------------------------------------------

1. ORGANIZATION AND BASIS OF PRESENTATION

   Direct Radiography Corp. (the "Company" or "DRC") was incorporated on December 20, 1995. DRC became a wholly owned subsidiary of Sterling Diagnostic Imaging, Inc. ("SDI" or "Parent"), which is a wholly owned subsidiary of SDI Holding Corp. ("Holdings") on March 29, 1996 through the issuance of 1,000 shares of DRC common stock. On that same date, DuPont purchased 1,000,000 shares of DRC Series A preferred stock for $25 million in cash and was issued warrants to purchase 334 shares, or 25%, of DRC common stock for $.01 per share. On April 25, 1997, SDI settled certain claims against DuPont related to their acquisition of the medical diagnostic imaging business. In consideration for SDI releasing these claims, DuPont surrendered ownership of all warrants to purchase DRC common stock.

   DRC was formed with the purpose of developing and commercializing DirectRay technology, which captures x-ray images directly in digital format. In 1998, DRC emerged from the development stage and began commercial sales of its product.

   The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, since its inception the Company has incurred net losses of $39.3 million, and as of December 31, 1998 the Company had a net stockholders' deficiency of $14.3 million and its current liabilities exceeded its current assets by $22.3 million.

   The Company's continuation as a going concern and its ultimate attainment of successful operations are dependent upon SDI funding its operations either through capital contributions or intercompany loans (see Note 7), or obtaining additional financing or refinancing as may be required. There are no assurances DRC can obtain such financing.

   The factors described above may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. These financial statements do not include any adjustments that may result from the Merger (defined below), the sale of the Company or the Company's inability to obtain future financing if it were unable to continue as a going concern.

   On January 10, 1999, Agfa-Gevaert N.V. ("Agfa") and Holdings signed a definitive merger agreement (the "Merger") for a subsidiary of Agfa to purchase all of Holdings' capital stock, excluding DRC and certain other assets. On May 14, 1999 the Merger was consummated as Agfa acquired all of the outstanding capital stock of Holdings. Concurrent with this transaction the following occurred: (1) ownership of the Company was transferred to SDI Investments, LLC ("SDI Investments"), a newly formed holding company owned by the shareholders of Holdings; (2) the intercompany promissory note with SDI (see Note 7) was forgiven by SDI resulting in a credit to additional paid in capital by the

   Company; and (3) legal title of approximately $800,000 (primarily accounts receivable and inventory) in net assets was transferred from SDI and its subsidiaries to the Company.

   Additionally, the following agreements were entered into: (1) transitional service agreements between SDI Investments and Holdings for Holdings to provide certain research and development, general and administrative and operational services to the Company; (2) a sales and services agreement between the Company and SDI outlining the terms and conditions of sales of direct radiography product from the Company to SDI or any of its designated subsidiaries; (3) a royalty-free license agreement between the Company and SDI allowing the Company to use DirectRay Operator's Console software owned by SDI on existing or enhanced DirectRay Technology (as defined).

   On June 3, 1999, all of the stock of the Company was sold to Hologic, Inc for approximately $12 million of which approximately $3 million was paid in cash and of which approximately $9 million was paid by delivery of 1,285,714 shares of Hologic's common stock. Of the total consideration, 437,571 shares of Hologic's common stock and approximately $1.8 million in cash was transferred to the preferred stock holder to repurchase the outstanding preferred stock. The carryforward amount of the net operating losses disclosed in Note 4 may be materially reduced as a result of this transaction.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Revenue Recognition - Revenue on sales of digital radiographic systems is recognized when the systems are shipped and title transfers to the customer.

   Inventories - The Company values inventories at the lower of cost or market. Cost is determined principally on the first-in, first-out basis cost method.

   Property and Equipment - Property and equipment is stated at cost and is depreciated on a straight-line basis over the following estimated useful lives:

     Machinery and equipment                                     3 to 8 years
     Computer hardware and software                              5 years
     Furniture, fixtures and improvements                        5 years

   Long-lived Assets - The Company analyzes the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No impairment charges were recorded in the accompanying financial statements.

   Warranties - The Company's products are generally warranted for one year. Estimated costs related to warranty claims are accrued at the time the related sale is recorded.

   Research and Development - Research and development costs are charged to expense when incurred.

   Reclassifications - Certain amounts in the accompanying 1997 consolidated financial statements have been reclassified to conform to the 1998 presentation. Such reclassification had no effect on net loss or stockholders' equity (deficiency).

   Financial Statement Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the revenues and expenses during the period reported. Actual results could differ from those estimates.

   Interim Financial Information - The interim financial information presented has been prepared in accordance with generally accepted accounting principles for interim financial information. The information does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of the Company's management, the interim data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the interim periods presented. The operating results for the quarter ended April 2, 1999 are not necessarily indicative of the results that might be expected for the year ending December 31, 1999.

   Segments - The Company operates in only one industry segment: manufacture and sale of medical imaging equipment.

   Recently Issued Pronouncements - Accounting for Derivative Instruments and Hedging Activities - The Financial Accounting Standards Board ("FASB") issued Statement No. 133, Accounting For Derivative Instruments and Hedging Activities in June 1998 and it is effective for the Company beginning in fiscal year 2001 (as amended by Statement No. 137). The Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized in the balance sheet at fair value and specifies the accounting for changes in fair value. The Company is in the process of assessing the impact of this pronouncement on its financial statements.

3. BALANCE SHEET INFORMATION

   The major components of certain balance sheet accounts at December 31, 1997 and 1998 are as follows (in thousands):

                                                           1997                  1998
Inventories:
  Raw materials                                          $   285               $ 1,001
  Work in process                                              -                   482
  Finished products                                            -                 1,264
                                                         -------               -------

Total                                                    $   285               $ 2,747
                                                         =======               =======

Prepaid expenses and other current assets:
  Prepaid royalty                                        $     -               $   250
  Vendor advances                                            110                    85
                                                         -------               -------

Total                                                    $   110               $   335
                                                         =======               =======

Property and equipment:
  Machinery and equipment                                $ 6,059               $ 7,067
  Furniture and fixtures                                     382                   439
  Computer hardware and software                           1,315                 1,393
                                                         -------               -------
                                                           7,756                 8,899

  Accumulated depreciation                                (1,044)               (2,355)
                                                         -------               -------

Total                                                    $ 6,712               $ 6,544
                                                         =======               =======

Other assets:
  Prepaid royalty                                        $     -               $ 1,173
  Vendor advances                                              -                   330
                                                         -------               -------

Total                                                    $     -               $ 1,503
                                                         =======               =======

Accrued expenses:
  Product warranties                                     $     -               $    65
  Engineering fees                                             -                   105
  Deposits                                                     -                   146
                                                         -------               -------

Total                                                    $     -               $   316
                                                         =======               =======

4. INCOME TAXES

   The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Historically, the Company was included in the consolidated Federal income tax return of Holdings and filed its own state income tax returns. A tax sharing agreement with Holdings provides for the federal income tax return to be filed on a consolidated basis and that the consolidated tax liability be allocated among the members based on the relative level of income of each member. Income taxes have been computed as if the Company had filed its tax returns as a separate company.

   Presented below are the elements which comprise deferred income tax assets and liabilities at December 31, 1997 and 1998 (in thousands):

                                                                                 1997            1998
          Gross deferred income tax assets:
            Net operating loss carryforwards                                   $ 6,546        $ 13,612
            Other accruals and reserves                                              -              97
            Less:  Valuation allowance                                          (6,081)        (12,759)
                                                                               -------        --------

               Deferred income tax assets, net of valuation allowance              465             950

          Gross deferred tax liabilities: depreciation                            (465)           (950)
                                                                               -------        --------

          Net deferred income tax asset (liability)                            $     -        $      -
                                                                               =======        ========

   The Company has provided a valuation allowance for the portion of the deferred income tax asset for which it is more likely than not, based on current available evidence, that a tax benefit will not be realized. No deferred income tax assets or liabilities have been presented in the accompanying balance sheets as the elements of deferred income tax assets and liabilities are all noncurrent assets and liabilities.

   A reconciliation of the income tax provision (benefit) at the Federal statutory rate to the total income tax provision (benefit) is as follows (in thousands):

                                                                 Period From
                                                                March 29, 1996
                                                               to December 31,       Years Ended December 31,
                                                                                     ------------------------
                                                                      1996             1997             1998
Federal income tax benefit at the statutory rate                    $(2,267)          $(5,956)        $(6,320)
State income tax, net of federal tax benefit                           (295)             (774)           (822)
Portion of losses not benefited                                       2,562             6,619           7,084
Other                                                                     -               111              58
                                                                    -------           -------         -------

Provision (benefit) for income taxes                                $     -           $     -         $     -
                                                                    =======           =======         =======

   At December 31, 1998, the Company had available through its tax sharing agreement with Holdings, net operating loss carryforwards of approximately $33 million which expire beginning in 2012.

5. PREFERRED STOCK

   At the time DRC achieves $25 million in cumulative retained earnings, the Series A preferred stock would begin to accrue dividends at an annual rate of 10%, subject to certain limitations. Preferred stockholders have no voting rights, except as provided by law. The preferred stock is redeemable by DRC, at its sole option, in whole or in part, at any time. Upon redemption or liquidation, preferred stockholders receive $25 per share (the "Liquidation Value") plus all accumulated and unpaid dividends, if any. The holder can require redemption of the DRC preferred stock upon occurrence of a change of control (as defined) (see Note 1). In both cases, the Redemption Value is equal to 100% of the Liquidation Value ($25 per share, or an aggregate of $25 million) plus accumulated unpaid dividends, if any. Any and all dividends or redemptions are contingent upon there being legally available funds under Delaware corporate law. As of December 31, 1997 and 1998, no dividends had been accrued on the preferred stock and funds were not legally available for any redemptions or dividends.

6. COMMITMENTS AND CONTINGENCIES

   From time to time, the Company is party to various legal proceedings and administrative actions, all of which are of an ordinary or routine nature incidental to the operations of the Company.

   In November 1997, a lawsuit was filed against the Company alleging that the Company's manufacture of its DirectRay radiation detector infringed patents held by the plaintiff. DRC filed a countersuit against the plaintiff. On June 30, 1998, the parties agreed to the dismissal of the lawsuits and entered into a licensing agreement pursuant to which DRC agreed to pay royalty fees on future sales of its radiation detectors not to exceed $6.5 million. The first $1.7 million was paid as a nonrefundable advance, and is to be offset against the first $1.7 million of royalties otherwise earned.

   Supplier Relationships - The Company's products are produced from several key components which the Company believes are critical to the development and production of its proprietary technology. Material supplier relationships are described below:

     Fischer Imaging Corporation ("Fischer"), a leading x-ray equipment designer and manufacturer, supplies the x-ray equipment and systems for the Company's integrated systems, the iiRAD(TM) DR1000C and DR1000. The Company has funded 50% of Fischer's nonrecurring development expenses associated with production of the iiRAD(TM) DR1000C and DR1000.

     During 1998, the Company purchased all of its thin film transistor (TFT) panels, a major component of the DR1000C and the DR1000, from a supplier that ceased operations in October 1998. The Company currently believes that it has sufficient TFT panels to meet production needs through the second quarter of 1999. The Company completed qualifying a replacement supplier and is expecting the first shipment of TFT panels in the third quarter of 1999.

     Liebel-Flarsheim ("Liebel") supplies the Bucky assembly which contains the DirectRay(R) detector for use in the iiRAD(TM) DR1000C and DR1000 Digital Radiographic Systems. The Company funds 50% of Liebel's nonrecurring development expenses.

     Noranda Advanced Materials supplies the selenium coating for the Company's TFT panels under a minimum annual purchase commitment.

     The Company has also contracted with certain suppliers for the specialized silicon chips used in the production of the Company's DirectRay(R) technology. These contracts include minimum annual purchase commitments.

7. RELATED PARTY TRANSACTIONS

   The Company has intercompany arrangements with SDI for certain services and administrative functions. Significant intercompany arrangements and transactions are described below.

   Distributor Sales - The Company used SDI as a distributor of its products. All of the Company's sales are made to SDI at the same prices that are charged to the specific third party customers.

   Manufacturing and Operating Expenses- SDI provides all employees to the Company and charges the Company for actual payroll costs and an allocation of all related benefits. The direct manufacturing and operating expenses are borne directly by the Company. Indirect manufacturing and operating expenses are allocated to the Company by SDI using proportional cost allocation methods (e.g., square footage of facility utilized, headcount and employee compensation). SDI's and the Company's management believe that all significant indirect costs have been allocated on methods which they believe are reasonable.

   Financing - On August 25, 1997 (and as amended January 1, 1998), the Company entered into a credit agreement with SDI in the form of an inter-company promissory note (the "Note") whereby the Company is entitled to advances not to exceed $25 million. Amounts available at December 31,

   1998 were approximately $790,000. The Note matures on March 31, 2001, is payable on demand and is noninterest bearing. As of December 31, 1997 and 1998, the Company had amounts payable to SDI totaling $4.2 million and $24.2 million, respectively, under this agreement. On March 18, 1999 the Company entered into a new credit agreement with SDI which replaced the Note and increased entitled advances to $42 million subject to the limitations under SDI's bank agreement. As described in Note 1, the Note was forgiven and terminated in conjunction with the transfer of the Company's stock to SDI Investments.


   SDI funded all of the Company's direct and indirect expenditures after the Company exhausted its available internal cash in 1997. There were no payments by the Company to SDI; only the intercompany sales were offset against the amounts due to SDI.

   The accompanying financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had operated as an unaffiliated company.

                                    ********

                                 HOLOGIC, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


          On June 3, 1999, pursuant to a securities purchase agreement dated April 28, 1999, as amended, between Hologic, Inc. (Hologic), Sterling Diagnostic Imaging, Inc., a Delaware corporation ("SDI") and SDI Investments, LLC, a Delaware limited liability company ("SDI Investments") (the "Securities Purchase Agreement"), Hologic purchased 100% of the issued and outstanding shares of capital stock of Direct Radiography Corporation Holding Corp., the parent company of Direct Radiography Corp. (DRC), a manufacturer of digital X-ray systems for medical imaging and non-destructive testing applications. On June 3, 1999, pursuant to a Contract of Sale between Glasgow Land Company ("Contract of Sale"), Hologic also purchased from Glasgow Land Company, LLC, a Delaware limited liability company and a wholly-owned subsidiary of SDI Investments, the land and buildings in Glasgow, Delaware at which DRC conducts its business. Hologic intends to continue to conduct the business operations of DRC as conducted prior to the acquisition. The aggregate purchase price for the stock of DRC Holding and for the real estate and buildings was approximately $20,000,000, of which approximately $7,000,000 was paid in cash and of which approximately $13,000,000 was paid by delivery of 1,857,142 shares of Hologic's Common Stock, par value $.01 per share (the "Purchase Price"). In connection with the acquisition, Hologic incurred $1,002,000 of acquisition costs.

          The following unaudited pro forma combined condensed financial statements set forth the combined financial position and the combined results of operations of Hologic and DRC. The acquisition was accounted for as a purchase and assumes the acquisition occurred on March 27, 1999, for the pro forma balance sheet and as of September 29, 1997, for the pro forma statements of operations.

          The unaudited pro forma information combines the (1) historical balance sheets of Hologic as of March 27, 1999 and the historical balance sheet of DRC as of April 2, 1999 (2) the historical statement of operations of Hologic for the year ended September 26, 1998 and the historical statement of operations of DRC for the year ended December 31, 1998 and (3) the historical statement of operations of Hologic for the six months ended March 27, 1999 and the historical statement of operations of DRC for the six months ended April 2, 1999.

          The Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of the actual results that would have been achieved had the acquisition occurred at the beginning of the respective periods, nor do they purport to indicate the results of future operations of the Company. The accompanying Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Company's historical financial statements and related notes thereto appearing elsewhere or incorporated by reference in this Form 8-K.

                                 HOLOGIC, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 26, 1998
                                  (unaudited)
                     (in thousands, except per share data)

                                                     Historical (1)
                                                     -------------
                                                                                          Pro Forma                Pro Forma
                                              Hologic                 DRC                Adjustments                Combined
                                              --------               -----               ------------              ---------
Revenues:
  Product Sales....................           $111,498             $  1,001              $          -              $ 112,499
  Other Revenue....................              4,066                    -                         -                  4,066
                                              --------             --------              ------------              ---------
                                               115,564                1,001                         -                116,565
Costs and Expenses:
  Cost of product sales............             55,891                5,747                      (299)  (2)           61,339
  Research and development.........              9,778                9,046                      (182)  (2)           18,642
  Selling and marketing............             28,589                  641                       (37)  (2)           29,193
  General and administrative.......             10,452                  844                       (16)  (2)           11,280
                                              --------             --------              ------------              ---------
                                               104,710               16,278                      (534)               120,454

Income (loss) from operations......             10,854              (15,277)                      534                 (3,889)
Rental income, net.................                  -                    -                       545   (3)              535
Other income (expense).............              5,334                 (495)                     (890)  (4)            3,949
                                              --------             --------              ------------              ---------
Income (loss) before provision
  for income taxes.................             16,188              (15,772)                      179                    595
Provision for income taxes.........              5,800                    -                    (5,587)  (5)              213
                                              --------             --------              ------------              ---------
Net income (loss)..................           $ 10,388             $(15,772)             $      5,766              $     382
                                              ========             ========              ============              =========

Net income per share
  Basic                                       $   0.78                                                             $    0.03
  Diluted                                     $   0.75                                                             $    0.02

Weighted average shares
  outstanding
  Basic                                         13,259                                          1,857   (6)           15,116
  Diluted                                       13,766                                          1,857   (6)           15,623

Pro forma Adjustments
---------------------

(1) The historical results of operations of Hologic and DRC are for the years ended September 26, 1998 and December 31, 1998, respectively.

(2) Reflects the reduction of rent expense of $672, net of additional depreciation expense of $138 as a result of the building purchased in the acquisition.

(3) Gives effect to rental income from an existing tenant of $672, net of depreciation expense of $138 from the building acquired in connection with the acquisition.

(4) Gives effect to a reduction in interest income as a result of utilizing cash for the acquisition.

(5) Gives effect to an adjustment in the tax provision as a result of the combination and pro forma adjustments.

(6)  Gives effect to the additional shares issued as part of the purchase price.

                                 HOLOGIC, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED MARCH 27, 1999
                                  (unaudited)
                     (in thousands, except per share data)



                                          Historical (1)
                                          --------------
                                                                        Pro Forma                Pro Forma
                                      Hologic           DRC            Adjustments               Combined
                                      -------        --------          -----------               ---------
Revenues:
  Product Sales.................      $42,711        $  1,765                    -               $  44,476
  Other Revenue.................        1,285               -                                        1,285
                                      -------        --------          -----------               ---------
                                       43,996           1,765                    -                  45,761

Costs and Expenses:
  Cost of product sales.........       24,324           3,490                 (150) (2)             27,664
  Research and development......        5,101           2,707                  (91) (2)              7,717
  Selling and marketing.........        9,970             642                  (19) (2)             10,593
  General and administrative....        5,047             469                   (8) (2)              5,508
                                      -------        --------          -----------               ---------
                                       44,442           7,308                 (267)                 51,483
Income (loss) from
  Operations....................         (446)         (5,543)                 267                  (5,722)
Rental income, net..............            -               -                  267  (3)                267
Other income (expense)..........        1,915             (97)                (279) (4)              1,539
                                      -------        --------          -----------               ---------

Income (loss) before
  provision for income taxes....        1,469          (5,640)                 255                  (3,916)
Provision for income taxes......          520               -                 (520) (5)                  -
                                      -------        --------          -----------               ---------
Net income (loss)...............      $   949        $ (5,640)         $       775               $  (3,916)
                                      =======        ========          ===========               =========

Net income (loss) per share
Basic                                 $  0.07               -                    -               $   (0.26)
Diluted                               $  0.07               -                    -               $   (0.26)

Weighted average shares
outstanding
Basic                                  13,353               -                1,857  (6)             15,210
Diluted                                13,628               -                1,857  (6)             15,210

Pro forma Adjustments
---------------------

(1) The historical results of operations of Hologic and DRC are for the six months ended March 27, 1999 and April 2, 1999, respectively. The DRC results of operations for the three months ended December 31, 1998 are also included in the pro forma combined condensed statement of operations for the year ended September 26, 1998. Revenues of $1,001 and net loss of $2,518 are included in both periods.

(2) Reflects the reduction of rent expense of $336 net of additional depreciation expense of $69 as a result of the building purchased in the acquisition.

(3) Gives effect to rental income from an existing tenant of $336, net of depreciation expense of $69 from the building acquired in connection with the acquisition.

(4) Gives effect to a reduction in interest income as a result of utilizing cash for the acquisition.

(5) Gives effect to an adjustment in the tax provision as a result of the combination and pro forma adjustments.

(6)  Gives effect to the additional shares issued as part of the purchase price.

                                 HOLOGIC, INC.
                                 -------------
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              As of March 27, 1999
                                  (unaudited)
                                 (in thousands)


                                                     Historical (1)
                                                     --------------
                                                                                          Pro                       Pro
                                                                                         Forma                     Forma
                                                Hologic              DRC              Adjustments                Combined
                                           --------------      -------------      -----------------       -------------------
                  ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                   $ 36,582           $      -               $ (7,216) (3)             $ 29,366
     Short-term investments                        28,271                  -                      -                    28,271
     Accounts receivable, net                      31,703                                                              31,703
     Inventories                                   19,089              3,013                      -                    22,102
     Prepaid expenses and other current
      assets                                        6,287                827                      -                     7,114
                                           --------------      -------------      -----------------        ------------------
          Total current assets                    121,932              3,840                 (7,216)                  118,556
Property and equipment, net                        33,059              6,449                 12,500  (3)               52,008
Other assets, net                                  14,819              1,483                 (1,483) (3)               14,819
                                           --------------      -------------      -----------------       -------------------
                                                 $169,810           $ 11,772               $  3,801                  $185,383
                                           ==============      =============      =================       ===================

     LIABILITIES AND
STOCKHOLDERS' EQUITY(DEFICIT)
CURRENT LIABILITIES:
     Line of credit                              $  1,523           $      -               $      -                  $  1,523
     Accounts payable                               6,342             28,747                (28,747) (2)                6,342
     Accrued expenses                              10,602                355                  1,002  (3)               11,959
     Deferred revenue                              10,199                  -                      -                    10,199
                                           --------------      -------------      -----------------        ------------------
          Total current liabilities                28,666             29,102                (27,745)                   30,023

STOCKHOLDERS' EQUITY (DEFICIT):
     Common stock                                     134                 10                  1,847  (3)                1,991
     Preferred Stock                                    -             24,991                (24,991) (2)                    -
     Capital in excess of par value                95,452                  -                 12,359  (3)              107,811
     Retained earnings(deficit)                    47,136            (42,331)                42,331  (2)               47,136
     Cumulative translation adjustment             (1,114)                 -                      -                    (1,114)
     Treasury stock                                  (464)                 -                      -                      (464)
                                           ----------------------------------------------------------------------------------
          Total stockholders' equity              141,144            (17,330)                31,546                   155,360
                                           ----------------------------------------------------------------------------------
                                                 $169,810           $ 11,772               $  3,801                  $185,383
                                           ==================================================================================

Pro forma Adjustments
---------------------

(1) The historical balance sheet amounts of Hologic, Inc. and DRC are as of March 27, 1999 and April 2, 1999, respectively.

(2) Gives effect to the elimination of intercompany transactions among DRC controlled group and elimination of DRC's equity as a result of the acquisition.

(3)  Gives effect to the acquisition and the allocation of purchase price.

                                 EXHIBIT INDEX

Exhibit No.                                     Description

     1. Securities Purchase Agreement dated April 28, 1999, as amended on June 3, 1999 by and between the Registrant, Sterling Diagnostic Imaging, Inc. and SDI Investments, L.L.C.*

     2. Contract of Sale dated April 28, 1999, as amended on June 3, 1999, by and between Glasgow Land Company, L.L.C. and the Registrant.*

____________
* Previously filed by Hologic, Inc. in its Current Report on Form 8-K dated June 18, 1999.